EXHIBIT 10.2

FOURTH AMENDED AND RESTATED

WHOLESALE AND PARTS CNHi CAPITAL FINANCING AGREEMENT

THIS FOURTH AMENDED AND RESTATED WHOLESALE AND PARTS CNHi CAPITAL FINANCING AGREEMENT is made effective as of the 31st day of December,  2017  by CNH Industrial America, LLC, a Delaware limited liability company ("CNHi America") and CNH Industrial Capital America LLC, a Delaware limited liability company ("CNHi Capital").

WHEREAS, CNHi America sells parts, supplies, inventory, equipment and other goods and services to dealers and distributors of agricultural, construction and industrial goods;

WHEREAS, CNHi Capital has made loans to dealers to finance their purchase of parts, supplies, inventory, equipment and other goods and services from CNHi America;

WHEREAS, CNHi America and CNHi Capital desire to modify the financing accommodations provided under this Agreement with respect to the parts, supplies, inventory, equipment and other goods and services sold by CNHi America to said dealers in the future;

WHEREAS, CNHi America was formerly known as Case, LLC, and is the successor in interest to New Holland North America, Inc. (“NHNA”);

WHEREAS,  CNHi Capital is the successor in interest to New Holland Credit Company LLC (“NHCC”) under that certain Wholesale and Retail Credit Financing Agreement between NHCC and NHNA, dated as of April 30, 1991 (the “Original Agreement”), as previously amended by the terms of that certain Amended and Restated Wholesale and Parts Credit Financing Agreement dated as of July 1, 2003, that certain Second Amended and Restated Wholesale and Parts Credit Financing Agreement dated as of September 30, 2003 and that certain Third Amended and Restated Wholesale and Parts Credit Financing Agreement dated December 31, 2004 (the “NH Agreements”);

WHEREAS, CNHi America and CNHi Capital are parties to that certain Wholesale and Parts CNH Capital Financing Agreement between CNHi Capital (as successor in interest to Case Credit Corporation) and CNHi America dated as of July 1, 2003, as previously amended by the terms of that certain Amended and Restated Wholesale and Parts CNH Capital Financing Agreement dated as of September 30, 2003,  that certain Second Amended and Restated Wholesale and Parts CNH Capital Financing Agreement dated December 31, 2004, and that certain Third Amended and Restated Wholesale and Parts CNH Capital Financing Agreement dated November 3, 2011 (the “Case Agreements”); and

WHEREAS,  CNHi America and CNHi Capital desire to amend and restate the NH Agreements and the Case Agreements.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms shall have the meaning given them in this Article.

"Agreement" means this Fourth Amended and Restated Wholesale and Parts CNHi Capital Financing Agreement.

"Business Day" means any day other than a Saturday, Sunday or other day CNHi Capital observes as a holiday.

“Capital Default” means a default by a Dealer pursuant to a CNHi Capital Financing Agreement.

“CNHi America Dealer Agreement” means the Sales and Service Agreement or other similar agreement between CNHi America and a Dealer pursuant to which CNHi America sells CNHi America Parts and Wholegoods to the Dealer.

"CNHi America Parts and Wholegoods" means parts, supplies, inventory, equipment and other goods and services sold to Dealers by CNHi America, whether branded Case, Case IH, New Holland, New Holland Construction or under any other brand owned by or licensed to CNHi America and its affiliates, and includes, without limitation, replacement parts, attachments, supplies, garments, premiums, tooling, display cases, computers, software, flags, banners, posters, yellow page listings, training, warranty claims and any other services provided by CNHi America.

“CNHi America Sales Incentive” shall have the meaning given it in Article IV.

“CNHi America Subsidy” shall have the meaning given it in Section 3.2.

“CNHi Capital Financing Agreement” means any financing and/or security agreement or other similar agreement between CNHi Capital and a Dealer (including, without limitation, any financing or security agreement assigned to CNHi Capital by CNHi America or NHCC) pursuant to which CNHi Capital extends credit to or for the benefit of the Dealer and/or the Dealer grants CNHi Capital a security interest in any of the Dealer’s assets.

"Dealer" means a dealer authorized by CNHi America to sell or distribute any goods manufactured, sold or distributed by CNHi America and its affiliates and which has executed a CNHi America Dealer Agreement.

“Dealer Termination” shall mean the termination in accordance with the terms and conditions of the CNH Dealer Agreement by CNHi America or a Dealer of the CNHi America Dealer Agreement.

"Manufacturer Default" means a default by a Dealer pursuant to a CNHi America Dealer Agreement.

"Open Account" means an account established for a Dealer by CNHi Capital pursuant to which CNHi Capital finances parts and other miscellaneous items or services sold to the Dealer.

"Open Account Balance" means, as to any Open Account, the balance owing to CNHi Capital by the Dealer, including interest and other changes, less any amount owing to the Dealer as a credit.

"Open Account Credit Line" means the maximum dollar amount of financing that CNHi Capital will finance for a Dealer pursuant to a Open Account.

"Open Account Terms" means the terms under which CNHi America sells parts and other miscellaneous items or services (excluding wholegoods) to Dealers and pursuant to which CNHi Capital finances such goods for the Dealers, as modified from time to time.

“Repurchase Event” shall mean the occurrence of a Capital Default or a Dealer Termination.

"Trade-In Equipment" means (a) used equipment that is accepted in partial payment in connection with the sale or lease of a new item of CNHi America equipment or (b) any equipment that is in a trade-in chain that relates back to the sale or lease of a new item of CNHi America equipment.

"Wholesale Credit Line" means the maximum dollar amount of CNHi America wholegoods and parts inventory that CNHi Capital will consider financing for a Dealer.

"Wholesale Finance Plan" means a plan established by CNHi Capital, as modified from time to time in consultation with CNHi America, setting forth the terms and conditions of the wholesale financing for Dealers.

ARTICLE II

WHOLESALE FINANCING

2.1      Applications.  CNHi America shall provide to CNHi Capital such credit information, completed application forms and any and all other information and documents requested by CNHi Capital (in a format to be prescribed by CNHi Capital from time to time) to enable CNHi Capital to evaluate any request by a Dealer for a Wholesale Credit Line.  CNHi America agrees to use its reasonable best efforts to assure that all information provided by it to CNHi Capital will be accurate and complete.

2.2      Credit Decisions.  CNHi Capital shall apply reasonable credit standards in determining the creditworthiness of Dealers.  CNHi Capital shall strive to respond to credit applications within two (2) weeks following receipt of all requested information and material.   If CNHi Capital conditions or rejects a Dealer application,  CNHi Capital shall provide to CNHi America and, as required by applicable law, to the applicant, the reasons for such conditioning or rejection.

2.3      Wholesale Credit Lines; Terms and Conditions of Financing.  CNHi Capital shall, in its sole discretion, establish for each Dealer the initial Wholesale Credit Lines for each Dealer and, from time to time, review such lines to be made available to each Dealer under the terms hereof.   CNHi Capital may, at its sole discretion, establish all of the terms and conditions relating to the financing of Dealers, including, without limitation, the amounts to be advanced and the interest rates to be charged to Dealers on financing provided by CNHi Capital.  CNHi Capital, at its sole discretion, may reduce, suspend, otherwise modify or terminate any Dealer’s Wholesale Credit Line and may amend or modify the terms and conditions of financing provided by CNHi Capital.

2.4      CNHi America Wholegoods Financing Eligibility.  The terms and conditions of CNHi America wholesale financing for Dealers shall be subject to the terms and conditions of the Wholesale Finance Plan as established and amended by CNHi Capital from time to time.  Without limiting the foregoing:

(a)      New Equipment.  New Case, CaselH, New Holland and New Holland Construction brand equipment or other equipment with brands owned by or licensed to CNHi America will be eligible for wholesale financing in an amount equal to the invoice price thereof plus freight and/or sundry charges.

(b)      Trade-In Equipment.  Trade-In equipment will be eligible for wholesale financing in an amount determined from time-to-time by CNHi America and notified in writing to CNHi Capital, as long as the amount financed is not greater than market value.  The minimum amount financed will be $1,500.

2.5      Advances, Creation and Ownership of Receivables.  Except as otherwise provided in Article VI, within 3  Business Days of receipt of an invoice from CNHi America representing the sale of CNHi America Parts or Wholegoods or other goods or services to a Dealer that (i) have been delivered or provided to a Dealer, or (ii) are In transit to a Dealer,  CNHi Capital shall pay the amount of said invoice to CNHi America in immediately available funds. CNHi Capital may net against such advances any amounts due it pursuant to this Agreement, including, without limitation, all CNHi America Sales Incentives and any CNHi America Subsidy; provided, however, that as between CNHi America and the applicable Dealer, any amounts so deducted by CNHi Capital shall be deemed to have been received by CNHi America and the Dealer’s obligations in respect of the related invoice shall be reduced in a like amount. CNHi America and CNHi Capital intend that each payment made by CNHi Capital pursuant to the first sentence of this Section 2.5 shall constitute an advance by CNHi Capital to the applicable Dealer, the proceeds of which are paid by CNHi Capital to CNHi America on behalf of that Dealer to pay the purchase price of the CNHi America Parts or Wholegoods or other goods or services. Upon such payment, a receivable owing by the applicable Dealer to CNHi Capital arises, and such receivable is owned by CNHi Capital, not by CNHi America. To the extent that, notwithstanding the parties' intent as stated above, CNHi America is deemed to own any such receivable (and to the extent CNHi America owns any similar receivables as to which it has received an advance from CNHi Capital), CNHi America hereby sells, assigns, transfers and otherwise conveys to CNHi Capital all of CNHi America's right, title and interest in and to such receivables, any collateral security therefore, any related guaranties or other support obligations and any proceeds of any of the foregoing. CNHi Capital is authorized to file appropriate Uniform Commercial Code financing statements to perfect the foregoing grant and to take all actions necessary from time to time to continue the perfection of such grant.

2.6      CNHi America Representations and Warranties; Indemnification.  With respect to each invoice submitted by CNHi America to CNHi Capital for financing, and each advance made by CNHi Capital with respect thereto, CNHi

America represents and warrants that (a) it has complied and will comply with its policy regarding the recognition of revenue for the sale of CNHi America Parts or Wholegoods and that it has satisfied the conditions precedent therein (“CNHi America Revenue Policy”), (b) it has complied and will comply with all applicable CNHi Capital policies, guidelines & procedures (collectively the “CNHi Capital Policy”) and (c) that the invoice represents a valid and enforceable obligation of the related Dealer that is not subject to any dispute, counterclaim or right of setoff of any kind or nature.  In the event a Dealer disputes in whole or in part the validity or enforceability of the invoice or the amount of the obligation of the Dealer represented thereby, CNHi America agrees to resolve such dispute with the Dealer within 60 days of its receipt of notice from CNHi Capital of the existence of such dispute. In the event CNHi America (a) fails to comply or satisfy the conditions precedent for the recognition of revenue as set forth in the CNHi America Revenue Policy as it exists as of the date of this Agreement, or (b)  fails to comply with the CNHi Capital Policy, or (c) resolve such disputes within such 60-day period or CNHi America,  CNHi America agrees to make an indemnity payment to CNHi Capital in the amount of the then outstanding principal plus accrued interest, if any, owed by the Dealer. CNHi Capital may deduct such amounts from monies otherwise payable by CNHi Capital to CNHi America hereunder.

ARTICLE III

WHOLESALE FINANCE CHARGES

3.1      Subsidized Dealer Financing.  CNHi America shall establish from time to time the applicable period during which its Dealers are eligible to receive interest-free or reduced-rate financing for the purchase of CNHi America Parts and Wholegoods.

3.2      CNHi America Subsidy.  In exchange for CNHi Capital’s agreement to provide interest-free or reduced-rate financing to the Dealer during such period described in Section 3.1,  CNHi America shall pay CNHi Capital a subsidy (the “CNHi America Subsidy”).  The CNHi America Subsidy shall be calculated by CNHi Capital at its sole discretion.

3.3      Dealer Responsibility.  CNHi Capital shall establish from time to time interest rates and other charges applicable to financing and other services extended to Dealers under the Open Account and Wholesale Finance Plan terms.  CNHi Capital shall bill and collect directly from Dealers finance charges for which they are responsible.

ARTICLE IV

SALES INCENTIVES

From time to time CNHi America may offer incentives to Dealers that require a payment to the Dealer from CNHi America upon the Dealer’s sale or lease of an item of equipment (a “CNHi America Sales Incentive”).  CNHi Capital may accept an assignment from Dealers of their rights in such CNHi America Sales Incentives, and, upon receipt thereof,  CNHi Capital may apply such amounts to reduce the amounts due from Dealers to CNHi Capital with respect to wholesale financing of such items of equipment.  CNHi America shall be solely responsible for resolving any and all disputes with Dealers relating to such CNHi America Sales Incentives.

ARTICLE V

WHOLESALE AUDITS

5.1      Physical Audits.  CNHi Capital shall conduct dealer inventory audits of equipment and parts covered by wholesale financing for Dealers.  The frequency of conducting such audits shall be determined by CNHi Capital in its sole discretion.  Such audits shall include CNHi America equipment that is on demonstration to prospective customers of a Dealer and equipment subject to any rental plan.

5.2      Audit Reports.  CNHi Capital shall prepare reports, including the location and status of equipment and/or parts, as appropriate, with respect to each inspection and audit of the Dealer, and CNHi Capital shall provide copies of such audit reports to CNHi America upon written request.

ARTICLE VI

CREDIT WATCH AND STOP SHIP STATUS

6.1      Credit Watch Status. Upon a Capital Default, or if for any reason CNHi Capital deems itself insecure with respect to financing being provided to a Dealer, CNHi Capital may place such Dealer on a status of Credit Watch. CNHi Capital will provide prompt oral and written notification to CNHi America of such Credit Watch status.  CNHi Capital shall advise CNHi America of the reason for any Credit Watch status and actions necessary to remove the Credit Watch status.  Upon notice of any Credit Watch, all future wholegoods shipments to the affected Dealer must be approved in advance by CNHi Capital.

6.2      Open Account Stop Ship Status.  Upon a Capital Default, or if for any reason CNHi Capital deems itself insecure with respect to financing being provided to a Dealer, CNHi Capital may place Dealer's Open Account on Stop Ship status. CNHi Capital will provide prompt oral and written notification to CNHi America of such Stop Ship status.  CNHi Capital shall advise CNHi America of the reason for any Stop Ship status and actions necessary to reinstate CNHi America Open Account Terms.  Upon notification of such Stop Ship status, CNHi America shall not ship any additional parts to the affected Dealer, or invoice any other miscellaneous charges to the affected Dealer’s open account.

6.3      Indemnification.  In the event CNHi America breaches any of the terms of its agreement set forth in Sections 6.1 or 6.2 above, CNHi America agrees to indemnify CNHi Capital for any and all loss, cost, damage or expense suffered by CNHi Capital as a result of such breach, including, without limitation, any loss of principal or interest for CNHi Capital arising as a result of such breach.

ARTICLE VII

CNHI AMERICA WHOLEGOODS AND PARTS REPURCHASE

7.1      Dealer Termination; Manufacturer Default.  CNHi America shall provide CNHi Capital with as much advance notice as possible of the occurrence of a Dealer Termination.  CNHi America shall also provide CNHi Capital with oral and written notice of the occurrence of a Manufacturer Default.  Upon the occurrence of a Repurchase Event, CNHi America shall assist CNHi Capital in the liquidation of the affected Dealer’s assets securing financing provided by CNHi Capital, and shall repurchase certain wholegoods and parts of the affected Dealer, all as herein provided.

7.2      Joint Audit.  Within 3 Business Days (or such longer periods as may be mutually agreed by CNHi America and CNHi Capital) following the occurrence of a Repurchase Event,  CNHi America and CNHi Capital will conduct a joint audit of the Dealer.  A written report shall be prepared immediately and signed by representatives of both CNHi America and CNHi Capital.

7.3      Possession of CNHi America Parts and Wholegoods.  Upon the occurrence of a Repurchase Event, CNHi America and CNHi Capital shall attempt to obtain the Dealer's consent to remove all CNHi America Parts and Wholegoods and other collateral in which CNHi Capital holds a security interest.  If the Dealer refuses to surrender possession of the same, CNHi Capital, at its expense, shall take such legal action as may be necessary to effect possession.  CNHi America shall promptly accept all CNHi America Parts and Wholegoods when they have been made unconditionally available to CNHi America by CNHi Capital if such acceptance is required under applicable buy-back law or any agreement between CNHi America and such Dealer.  CNHi America shall promptly, at its sole expense, remove all such CNHi America Parts and Wholegoods from the Dealer’s location.

7.4      Purchase by CNHi America of Parts.  With respect to any new CNHi America parts made available to CNHi America that (i) are required to be repurchased from the Dealer by CNHi America under an applicable “buy-back law” or any agreement between CNHi America and such Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNHi Capital (or its assigns) in whole or in part, CNHi America shall, upon the occurrence of a Repurchase Event,  purchase such CNHi America parts and pay to CNHi Capital, as owner of the obligations of the Dealer with respect to such items of CNHi America parts (or as servicer for the owner), an amount equal to the lesser of a) the unpaid balance (including interest, charges, etc.) due from the Dealer on the date of repossession and b) the amount CNHi America is required to pay Dealer to repurchase the CNHi America Parts under applicable law or  CNHi America’s agreement(s) with the Dealer. Such amount shall be paid to CNHi Capital within 30 days following the date on which CNHi Capital makes such parts available to CNHi America.

7.5      Marketing of CNHi America Parts.  With respect to all parts not covered by Section 7.4 above CNHi America will cooperate with CNHi Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNHi Capital, as owner or servicer of the related obligations.  CNHi America shall promptly deliver to CNHi Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNHi America and CNHi Capital.

7.6      Wholegoods Repurchase by CNHi America.  With respect to new, unused, resalable CNHi America wholegoods made available to CNHi America that (i) are required to be repurchased from the Dealer by CNHi America  under an applicable “buy-back law” or any agreement between CNHi America and such Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNHi Capital (or its assigns) in whole or in part,  CNHi America shall, upon the occurrence of a Repurchase Event, pay to CNHi Capital, as owner of the obligations of the Dealer to CNHi Capital with respect thereto (or as servicer for such owner) an amount equal to the lesser of (a) the unpaid balance due from the Dealer on the date of repossession, and (b) the amount CNHi America is required to pay Dealer to repurchase the CNHi America wholegoods under applicable law or CNHi America’s agreement(s) with the Dealer. Such amount shall be paid to CNHi Capital within 30 days following the date on which CNHi Capital makes such wholegoods available to CNHi America.

7.7      Marketing of Equipment.  With respect to all items of equipment not covered by Section 7.6 above , CNHi America will cooperate with CNHi Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNHi Capital, as owner or servicer of the related obligations.  CNHi America shall promptly deliver to CNHi Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNHi America and CNHi Capital.

7.8      Collection Cooperation.  Each of CNHi Capital and CNHi America shall cooperate in the other's efforts to collect amounts due from Dealers following recovery of possession and disposition of CNHi America Parts and Wholegoods financed pursuant to this Agreement.

7.9      Compliance with Buy-Back Laws.  Nothing herein shall be construed as CNHi Capital's assumption of obligations arising under (a) federal or state buyback law, or any rules, regulations and court decisions thereunder, or (b) any agreements between a Dealer and CNHi America regarding any buy-backs by CNHi America.  CNHi America shall at all times ensure that the activities undertaken pursuant to this Article are in compliance with such laws, regulations/rules, and agreements.

7.10    Return Administration.  Promptly upon the occurrence of a Repurchase Event, CNHi America shall be responsible for causing the affected Dealer to produce picking tickets and reports necessary for the Identification of CNHi America parts to be repossessed or that are voluntarily returned by a Dealer (after Dealer Default or otherwise), and shall be responsible for valuing and determining the eligibility for return of all CNHi America Parts.

ARTICLE VIII

CNHi AMERICA GUARANTY OBLIGATIONS

CNHi America hereby guarantees all obligations, including the payment of finance charges, of a Dealer to CNHi Capital with respect to the following:

(a)          CNHi America Parts and Wholegoods sold or otherwise disposed of by the Dealer prior to the CNHi America invoice date therefor; and

(b)          All CNHi America Parts and Wholegoods with respect to which CNHi America failed to comply with its obligations under Sections 7.4 and 7.6 hereof.

CNHi America agrees to purchase from CNHi Capital, upon demand, all obligations of the Dealer with respect to financing guaranteed by CNHi America pursuant to Article VIII.

ARTICLE IX

BOOKS, RECORDS AND REPORTS

CNHi America shall maintain books of account and other records with respect to matters governed by the provisions of this Agreement.  CNHi America shall afford CNHi Capital and its authorized agents reasonable access during normal business hours to such books of account and other records and CNHi America shall cause its personnel to assist in any examination thereof.  Any examination will be conducted in a manner that does not unreasonably interfere with normal business operations or customer or employee relations.

ARTICLE X

DEFAULT

The following shall constitute an event of default ("Event of Default") hereunder

10.1    Bankruptcy.  If with respect to either CNHi America or CNHi Capital there shall be the commencement, voluntary or involuntary, of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such party, or seeking to adjudicate such party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such party or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for such party or any substantial part of its assets which remains undismissed, undischarged or unbonded for a period of 60 days from the entry thereof; or (ii) by or against such party of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order or any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or, (iii) by such party in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above; In addition, the failure or inability of such party generally to, or the admission in writing by such party of its inability to, pay its debts as they become due shall be an Event of Default.

10.2     Agreements.  If either CNHi America or CNHi Capital shall materially violate any covenant or agreement contained herein or in any other agreement between the parties and such violation remains uncured for 30 days following Notice by the other party, with a demand to cure the noted violation.

ARTICLE XI

TERM AND TERMINATION

11.1     Default.  This Agreement may be terminated by either party upon Notice to the other party upon the occurrence of an Event of Default with respect to the other party.

11.2     Initial Term, Continuation; Termination Notice.  The initial term of this Agreement ends on December 31, 2018 (the “Initial Term”). Thereafter, this Agreement shall continue for additional one year terms and after the Initial Term either party may terminate this Agreement upon 90 days prior written Notice to the other party.

11.3     Survival of Rights.  The termination of this Agreement shall not modify or affect the rights or obligations of either party hereunder with respect to any financing extended by CNHi Capital prior to the effective date of termination.

ARTICLE XII

EFFECTIVE DATE

The rights and obligations of the parties hereunder shall be effective as of the date hereof, and shall apply with respect to any and all financing now or hereafter extended by CNHi Capital under the NH Agreements, the Case Agreements and/or this Agreement.

ARTICLE XIII

EXCLUSIVITY

During the term of this Agreement CNHi America will not offer and will not participate with or assist any other person or entity in offering financial services of the type covered by this Agreement.

ARTICLE XIV

GENERAL PROVISIONS

14.1      Notices.  Except as otherwise provided herein, all notices, requests, consents, approvals or other communications hereunder (collectively "Notices") shall be in writing in the English language, shall be delivered by hand or sent by registered mail postage prepaid, by air courier delivery service or by facsimile transmission addressed as follows (or to such other person or destination as a party may be notice to the other indicate):

If to CNHi Capital:

CNH Industrial Capital America LLC

5729 Washington Ave.

Racine, WI  53406

Fax: (262) 636-5771

Attn: Director Commercial Lending

If to CNHi America:

CNH Industrial America LLC

700 State Street

Racine, WI 53403

Fax 262-636-5651

Attn: Office of the General Counsel

All such Notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgement of receipt issued with respect thereto by the applicable postal authorities, or the signed acknowledgement of receipt of the person to whom such Notice or communication shall have been addressed, or facsimile transmission answerback, as applicable.

14.2      Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to any conflicts of law doctrine that would apply any other jurisdiction's law.

14.3      Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall be deemed to amend and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof, including, without limitation, the NH Agreements and the Case Agreements.

14.4      Modifications and Amendments.  No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

14.5      Waivers and Extensions. Any party to this Agreement may waive any right, breach, or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

14.6      Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

14.7      Successors and Assigns.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

14.8      Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party Any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be void and of no effect.   This Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

14.9      Severability.  Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or non-enforceability, and shall not affect the validity or enforceability of the remaining provisions hereof.

14.10    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CNH Industrial America LLC		CNH Industrial Capital America LLC

By:	/s/ Richard Konrath	By:	/s/ Douglas MacLeod

Name:	Richard Konrath	Name:	Douglas MacLeod

	(Printed)		(Printed)

Title:	Vice President – General Counsel	Title:	Chief Financial Officer